Exhibit 99.1

ITG

FOR IMMEDIATE RELEASE

Contacts:

Howard C. Naphtali	Maureen Murphy
Chief Financial Officer	Senior Vice President
(212) 444-6160	(212) 444-6323

ITG RELEASES OCTOBER 2004 U.S.

TRADING STATISTICS

NEW YORK, NY, November 8, 2004 – Investment Technology Group, Inc. (“ITG”) (NYSE: ITG) today announced that U.S. trading volume was 1.7 billion shares for the month ended October 31, 2004, averaging 80 million shares per day. This compares to 1.9 billion shares (82 million per day) in September 2004 and 2.0 billion shares (80 million per day) in October 2003.

For the month ended October 31, 2004, U.S. trading volumes were 433 million shares for POSIT®, 915 million shares for Client-Site Trading Products and 326 million shares for the Electronic Trading Desk. There were 21 trading days in October 2004, compared to 23 trading days in September 2004 and 25 trading days in October 2003.

Monthly volume statistics are preliminary and, accordingly, may be revised in subsequent updates and public filings. Volume statistics are posted on ITG’s Web site, http://www.itginc.com, and are also available via a downloadable spreadsheet file.        .

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	POSIT	Client Site Trading Products	Electronic Trading Desk	Total U.S. Volume	Average U.S. Daily Volume

October:	21	433,478,157	915,184,531	326,695,681	1,675,358,369	79,778,970

Year-to-Date:	209	4,570,828,001	8,627,228,653	3,541,861,569	16,739,918,223	80,095,303

-more-

ABOUT ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG’s services help clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

###

Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York • Sydney • Tel Aviv • Toronto